EXHIBIT 99.1

Hub Group, Inc. Reports Third Quarter 2017 Results

Highlights of the quarter

  Hub’s first quarter with revenue over $1.0 billion
  Hub closed on the purchase of Estenson Logistics, LLC
  Improved pricing environment in all business lines

OAK BROOK, Ill., Oct. 26, 2017 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced third quarter 2017 net income of $15.3 million, or diluted earnings per share of $0.46 versus third quarter 2016 net income of $17.9 million, or $0.54 per diluted share. Earnings for the third quarter of 2017 were negatively affected by approximately $0.02 per share related to costs and inefficiencies in the rail and dray network in areas directly affected by the hurricanes and consulting costs for a network optimization study.  The effective income tax rate decreased to 22.5% from the normalized rate of 38% due to an after tax benefit of $3.1 million, or $0.09 per diluted share from the claiming of a domestic production tax deduction for the 2013, 2016, and 2017 tax years.

Revenue for the current quarter was $1,054.4 million, compared with $932.8 million for the third quarter 2016. The Hub segment revenue increased 15% and the Mode segment revenue increased 3%.  Operating income for the current quarter decreased to $21.7 million vs. $29.9 million for the third quarter 2016. The Hub and Mode segments’ operating income both declined 27%.

Hub Group acquired Estenson Logistics, LLC and rebranded it Hub Group Dedicated on July 1, 2017.  Hub Group Dedicated is included in the Hub segment’s results.

Segment Information:

Hub
· Third quarter 2017 Segment Revenue:	$820.8 million, up 15%
· Third quarter 2017 Segment Operating Income:	$15.8 million, down 27%

The Hub segment’s revenue increased 15% to $820.8 million compared to the third quarter of 2016 as a result of our success in providing multi-modal solutions to our customers.

Third quarter intermodal revenue increased 2% to $474.0 million reflecting an increase in fuel revenue and freight rates.  Volume was flat and customer mix was slightly unfavorable.  Intermodal gross margin decreased from the prior year primarily because of rail transportation cost increases and equipment cost increases resulting partially from slower rail transits.

Truck brokerage revenue increased 17% to $113.2 million this quarter compared to the same quarter of last year.  Truck brokerage handled 3% more loads while fuel, price and mix combined were up 14%.  Truck brokerage gross margin increased primarily because of growth with strategic customers.

Third quarter Unyson Logistics revenue increased 14% to $175.7 million due primarily to growth with new customers on-boarded this year.  Unyson Logistics gross margin declined primarily due to start up costs related to new business on-boarded this quarter, tight truckload capacity resulting in higher purchased transportation costs, and unfavorable customer mix.

Hub Group Dedicated revenue was $58 million this quarter.

Costs and expenses increased $13.5 million to $70.2 million in the third quarter of 2017 compared to $56.7 million in the third quarter of 2016.  Salaries and benefits increased $7.0 million due entirely to costs related to the employees of Hub Group Dedicated partially offset by a decrease in bonus expense. General and administrative costs are $4.6 million higher because of the general and administrative expenses of Hub Group Dedicated, consulting costs for a network optimization study, and an increase in IT costs including costs for our transportation management system.  Depreciation and amortization increased primarily as a result of acquiring the assets of Hub Group Dedicated.

Operating income was $15.8 million compared to $21.8 million last year.

Mode
· Third quarter 2017 Segment Revenue:	$258.7 million, up 3%
· Third quarter 2017 Segment Operating Income:	$5.8 million, down 27%

The Mode segment’s revenue increased 3% to $258.7 million compared to third quarter 2016.   Revenue consisted of $123.2 million in intermodal which was down 2%, $87.2 million in truck brokerage which was up 10% and $48.3 million in logistics which was up 5%.

Gross margin decreased $2.4 million compared to the third quarter of 2016 due primarily to a decrease in intermodal margin and truck brokerage gross margin, partially offset by an increase in logistics gross margin.

Operating income was $5.8 million compared to $8.0 million last year.

Cash Flow and Capitalization:

Our capital expenditures for the quarter totaled $9.6 million, primarily for technology investments and transportation equipment such as trailers and tractors. At September 30, 2017, we had cash and cash equivalents of $18.6 million.  Hub used $165 million of cash and increased debt during the quarter for our purchase of Hub Group Dedicated.

At September 30, 2017, we had total debt outstanding of $298.3 million on various debt instruments compared to $174.0 million at December 31, 2016.

2017 Outlook

We expect that our fourth quarter 2017 diluted earnings per share will range from $0.53 to $0.58 which includes a projected tax benefit of $0.05 cents per share related to claiming a deduction for domestic production activities for tax years 2014 and 2015.  We estimate that our 2017 capital expenditures in the fourth quarter will range from $40 million to $45 million.

“We are pleased with our first $1 billion dollar quarter.  As capacity continues to tighten and demand accelerates, we are increasingly confident that contractual rates will strengthen over the upcoming quarters.  Our intent is continued focus on improving margins by operating more efficiently, providing excellent customer service and increasing prices,” said Dave Yeager, Hub’s CEO.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Thursday, October 26, 2017, to discuss its third quarter 2017 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s Web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UWJVHCVhcqueEj. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On October 27, 2017, the company will make available on its website an Investor Presentation, which includes updated business information and third quarter results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs, intermodal prices (including the timing of any changes), the timing and integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Unyson Logistics business lines, the future performance of Mode, the amount and timing of strategic investments by Hub, shipping volumes, anticipated intermodal, truck brokerage, and logistics margins, customers encountering adverse economic conditions, the amount and timing of operating expenses and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2016.  Hub Group assumes no liability to update any such forward-looking statements.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,054,360	100.0%	$932,814	100.0%

Transportation costs	937,836	88.9%	821,360	88.1%
Gross margin	116,524	11.1%	111,454	11.9%

Costs and expenses:
Salaries and benefits	49,126	4.7%	42,610	4.6%
Agent fees and commissions	19,072	1.8%	19,072	2.0%
General and administrative	22,403	2.1%	17,641	1.9%
Depreciation and amortization	4,254	0.4%	2,276	0.2%
Total costs and expenses	94,855	9.0%	81,599	8.7%

Operating income	21,669	2.1%	29,855	3.2%

Other income (expense):
Interest expense	(2,345)	-0.2%	(888)	-0.1%
Interest and dividend income	58	0.0%	104	0.0%
Other, net	404	0.0%	27	0.0%
Total other expense	(1,883)	-0.2%	(757)	-0.1%

Income before provision for income taxes	19,786	1.9%	29,098	3.1%

Provision for income taxes	4,452	0.4%	11,174	1.2%

Net income	$15,334	1.5%	$17,924	1.9%

Basic earnings per common share	$0.46		$0.54

Diluted earnings per common share	$0.46		$0.54

Basic weighted average number of shares outstanding	33,227		33,212
Diluted weighted average number of shares outstanding	33,335		33,366

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$2,872,321	100.0%	$2,594,230	100.0%

Transportation costs	2,552,895	88.9%	2,259,899	87.1%
Gross margin	319,426	11.1%	334,331	12.9%

Costs and expenses:
Salaries and benefits	137,343	4.8%	130,075	5.0%
Agent fees and commissions	54,103	1.9%	54,334	2.1%
General and administrative	63,341	2.2%	50,368	1.9%
Depreciation and amortization	9,215	0.3%	6,559	0.3%
Total costs and expenses	264,002	9.2%	241,336	9.3%

Operating income	55,424	1.9%	92,995	3.6%

Other income (expense):
Interest expense	(4,474)	-0.1%	(2,655)	-0.1%
Interest and dividend income	388	0.0%	286	0.0%
Other, net	597	0.0%	1,178	0.1%
Total other expense	(3,489)	-0.1%	(1,191)	0.0%

Income before provision for income taxes	51,935	1.8%	91,804	3.6%

Provision for income taxes	16,725	0.6%	35,243	1.4%

Net income	$35,210	1.2%	$56,561	2.2%

Basic earnings per common share	$1.06		$1.66

Diluted earnings per common share	$1.06		$1.66

Basic weighted average number of shares outstanding	33,217		34,098
Diluted weighted average number of shares outstanding	33,323		34,172

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended September 30, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$820,802	$258,696	$(25,138)	$1,054,360

Transportation costs	734,747	228,227	(25,138)	937,836
Gross margin	86,055	30,469	-	116,524

Costs and expenses:
Salaries and benefits	45,727	3,399	-	49,126
Agent fees and commissions	15	19,057	-	19,072
General and administrative	20,520	1,883	-	22,403
Depreciation and amortization	3,962	292	-	4,254
Total costs and expenses	70,224	24,631	-	94,855

Operating income	$15,831	$5,838	$-	$21,669

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended September 30, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$716,699	$251,611	$(35,496)	$932,814

Transportation costs	638,154	218,702	(35,496)	821,360
Gross margin	78,545	32,909	-	111,454

Costs and expenses:
Salaries and benefits	38,775	3,835	-	42,610
Agent fees and commissions	20	19,052	-	19,072
General and administrative	15,969	1,672	-	17,641
Depreciation and amortization	1,959	317	-	2,276
Total costs and expenses	56,723	24,876	-	81,599

Operating income	$21,822	$8,033	$-	$29,855

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Nine Months
	Ended September 30, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$2,203,142	$743,621	$(74,442)	$2,872,321

Transportation costs	1,972,725	654,612	(74,442)	2,552,895
Gross margin	230,417	89,009	-	319,426

Costs and expenses:
Salaries and benefits	126,891	10,452	-	137,343
Agent fees and commissions	46	54,057	-	54,103
General and administrative	57,330	6,011	-	63,341
Depreciation and amortization	8,319	896	-	9,215
Total costs and expenses	192,586	71,416	-	264,002

Operating income	$37,831	$17,593	$-	$55,424

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Nine Months
	Ended September 30, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$1,980,450	$692,366	$(78,586)	$2,594,230

Transportation costs	1,739,676	598,809	(78,586)	2,259,899
Gross margin	240,774	93,557	-	334,331

Costs and expenses:
Salaries and benefits	118,658	11,417	-	130,075
Agent fees and commissions	47	54,287	-	54,334
General and administrative	44,917	5,451	-	50,368
Depreciation and amortization	5,603	956	-	6,559
Total costs and expenses	169,225	72,111	-	241,336

Operating income	$71,549	$21,446	$-	$92,995

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,558	$127,404
Accounts receivable trade, net	532,538	473,608
Accounts receivable other	10,017	4,331
Prepaid taxes	12,134	294
Prepaid expenses and other current assets	21,216	16,653
TOTAL CURRENT ASSETS	594,463	622,290

Restricted investments	24,066	20,877
Property and equipment, net	547,881	438,594
Other intangibles, net	75,772	11,844
Goodwill, net	348,506	262,376
Other assets	9,175	4,278
TOTAL ASSETS	$1,599,863	$1,360,259

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$313,511	$266,555
Accounts payable other	30,115	21,070
Accrued payroll	25,245	36,223
Accrued other	53,609	46,013
Current portion of capital lease	2,754	2,697
Current portion of long term debt	73,052	45,163
TOTAL CURRENT LIABILITIES	498,286	417,721

Long term debt	214,032	115,529
Non-current liabilities	29,181	23,595
Long term capital lease	8,418	10,576
Deferred taxes	182,464	164,659

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2017 and 2016	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2017 and 2016; 33,451,445 shares
outstanding in 2017 and 33,192,982 shares outstanding in 2016	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2017 and 2016	7	7
Additional paid-in capital	170,355	173,565
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	770,773	735,563
Accumulated other comprehensive loss	(172)	(273)
Treasury stock; at cost, 7,773,347 shares in 2017
and 8,031,810 shares in 2016	(258,435)	(265,637)
TOTAL STOCKHOLDERS' EQUITY	667,482	628,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,599,863	$1,360,259

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Net income	$35,210	$56,561
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	43,531	32,665
Deferred taxes	19,983	13,269
Compensation expense related to share-based compensation plans	7,402	6,318
Loss (gain) on sale of assets	360	(382)
Excess tax benefits from share-based compensation	-	(524)
Changes in operating assets and liabilities:
Restricted investments	(3,189)	545
Accounts receivable, net	(37,448)	(62,324)
Prepaid taxes	(11,839)	(1,609)
Prepaid expenses and other current assets	(3,059)	1,244
Other assets	(3,505)	961
Accounts payable	51,459	37,080
Accrued expenses	(13,179)	(6,968)
Non-current liabilities	1,419	2,181
Net cash provided by operating activities	87,145	79,017

Cash flows from investing activities:
Proceeds from sale of equipment	3,052	1,573
Purchases of property and equipment	(39,936)	(59,883)
Cash used in acquisition	(165,933)	-
Net cash used in investing activities	(202,817)	(58,310)

Cash flows from financing activities:
Proceeds from issuance of debt	73,606	36,100
Repayments of long term debt	(59,921)	(25,074)
Stock tendered for payments of withholding taxes	(3,410)	(2,484)
Purchase of treasury stock	-	(100,000)
Capital lease payments	(2,101)	(1,965)
Excess tax benefits from share-based compensation	-	212
Payment of debt issuance costs	(1,397)	-
Net cash provided by (used in) financing activities	6,777	(93,211)

Effect of exchange rate changes on cash and cash equivalents	49	(50)

Net decrease in cash and cash equivalents	(108,846)	(72,554)
Cash and cash equivalents beginning of period	127,404	207,749
Cash and cash equivalents end of period	$18,558	$135,195

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745